                                                                     EXHIBIT 2.1


                      IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE WESTERN DISTRICT OF TEXAS
                              SAN ANTONIO DIVISION

IN RE:                                   )
                                         )
RIO GRANDE, INC.,                        )          CASE NO. 98-55619-C
RIO GRANDE DRILLING COMPANY,             )          CASE NO. 98-55620-C
RIO GRANDE DESERT OIL COMPANY            )          CASE NO. 98-55621-K
RIO GRANDE OFFSHORE, LTD., AND           )          CASE NO. 98-55622-C
RIO GRANDE GULFMEX, LTD.                 )          CASE NO. 98-55623-C
                                         )
                                         )                   (CHAPTER 11)
         DEBTORS.                        )          (Jointly Administered)

            FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
        RIO GRANDE, INC., RIO GRANDE DRILLING COMPANY, RIO GRANDE DESERT
                     OIL COMPANY, RIO GRANDE OFFSHORE, LTD.
                          AND RIO GRANDE GULFMEX, LTD.


                                                      January 25, 1999
                                                      San Antonio, Texas

COX & SMITH INCORPORATED

Deborah D. Williamson
112 East Pecan Street, Suite 1800
San Antonio, Texas  78205
(210) 554-5500

ATTORNEYS FOR DEBTORS

                                TABLE OF CONTENTS



ARTICLE I         Definitions and Interpretation...................................................    1

ARTICLE II        Provisions For Payment of Administrative
                  and Priority Tax Claims..........................................................    8

         2.1      Allowed Administrative Claims....................................................    8
         2.2      Priority Tax Claims..............................................................    8

ARTICLE III       Classification of Claims.........................................................    8

         3.1      Class 1..........................................................................    8
         3.2      Class 2..........................................................................    9
         3.3      Class 3..........................................................................    9
         3.4      Class 4..........................................................................    9
         3.5      Class 5..........................................................................    9
         3.6      Class 6..........................................................................    9
         3.7      Class 7..........................................................................    9
         3.8      Class 8..........................................................................    9

ARTICLE IV        Identification of Impaired Classes of Claims and Equity Interests................    9

         4.1      Unimpaired Classes of Claims.....................................................    9
         4.2      Impaired Classes of Claims and Equity Interests..................................    9
         4.3      Impairment Controversies.........................................................    9

ARTICLE V         Provisions for Treatment of Classified Claims and Interests......................   10

         5.1      Class 1 - EXCO Secured Claims....................................................   10
         5.2      Class 2 - Other Secured Claims...................................................   10
         5.3      Class 3 - Priority Non-Tax Claims................................................   10
         5.4      Class 4 - Other Unsecured Claims.................................................   10
         5.5      Class 5 - Claims and Interests of Koch Exploration Company.......................   10
         5.6      Class 6 - Allowed Limited Partnership Interests in GulfMex.......................   11
         5.7      Class 7 - Common Stock...........................................................   11
         5.8      Class 8 - Intercompany Claims....................................................   11

ARTICLE VI        Acceptance or Rejection of Plan..................................................   12

         6.1      Classes Entitled to Vote.........................................................   12
         6.2      Class Acceptance Requirement.....................................................   12

ARTICLE VII       Means for Implementation of Plan of Reorganization...............................   12

         7.1      Merger...........................................................................   12
         7.2      Cash Payments on the Effective Date..............................................   12
         7.3      Restated Charter.................................................................   12
         7.4      Common Stock and Preferred Stock.................................................   12
         7.5      Corporate Governance.............................................................   12
         7.6      Record Date......................................................................   13
         7.7      Means of Cash Payment............................................................   13
         7.8      Delivery of Distributions........................................................   13


         7.9      Time Bar to Cash Payments........................................................   14
         7.10     Vesting of Assets................................................................   14
         7.11     Effectuating Documents...........................................................   14
         7.12     Avoidance Actions................................................................   14
         7.13     Effect of Confirmation: Discharge................................................   15
         7.14     Exemption from Securities Laws...................................................   15

ARTICLE VIII      Conditions to Consummation of Plan...............................................   15

         8.1      Conditions to Confirmation.......................................................   15
         8.2      Conditions to Occurrence of Effective Date.......................................   15
         8.3      Waiver of Conditions.............................................................   16
         8.4      Effect of Nonoccurrence of Conditions to the Effective Date......................   16

ARTICLE IX        Treatment of Executory Contracts and Unexpired Leases............................   16

         9.1      Assumed if Not Rejected..........................................................   16
         9.2      Employee Agreements..............................................................   16
         9.3.     Rejection of Specified Contracts and Leases......................................   17
         9.4      Assumption of Contracts and Leases ..............................................   17
         9.5      Bar to Rejection Damages.........................................................   17
         9.6      Bar to "Cure" Claims.............................................................   17

ARTICLE X         Procedures for Resolving and Treating Contested Claims...........................   17

         10.1     Objection Deadline...............................................................   17
         10.2     Prosecution of Objections........................................................   18
         10.3     No Distributions Pending Allowance...............................................   18
         10.4     Time for Filing Administrative Claims............................................   18
         10.5     Time for Filing of Reimbursement Claims..........................................   18

ARTICLE XI        Miscellaneous Provisions.........................................................   18

         11.1     Limitations of Liability/Releases................................................   18
         11.2     Compliance with Tax Requirements.................................................   19
         11.3     Compliance with All Applicable Laws..............................................   20
         11.4     Setoffs..........................................................................   20
         11.5     Maintenance of Causes of Action..................................................   20
         11.6     Request for Cramdown under Section 1129(b) of the Bankruptcy Code................   20

ARTICLE XII       Consummation of Plan.............................................................   20

         12.1     Retention of Jurisdiction........................................................   20
         12.2     Substantial Consummation ........................................................   21
         12.3     Modification of Plan.............................................................   21
         12.4     Inconsistencies..................................................................   22
         12.5     U.S. Trustee Fees................................................................   22

EXHIBITS

1.       Voting Agreement
2.       Employment Agreement for Guy Bob Buschman
3.       Employment Agreement for Gary Scheele

                     FIRST AMENDED JOINT CHAPTER 11 PLAN OF
        RIO GRANDE, INC., RIO GRANDE DRILLING COMPANY, RIO GRANDE DESERT
                     OIL COMPANY, RIO GRANDE OFFSHORE, LTD.,
                          AND RIO GRANDE GULFMEX, LTD.

         Rio Grande, Inc., Rio Grande Drilling Company, Rio Grande Desert Oil Company, Rio Grande Offshore, Ltd., and Rio Grande GulfMex, Ltd. propose the following plan of reorganization.


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION


         1.1 "Administrative Claim" shall mean a Claim or portion of a Claim that is a cost or expense of administration of the Chapter 11 Case allowed under section 503(b) or 507(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation,
(a) any actual and necessary costs and expenses of preserving the estate of the Debtors, (b) any actual and necessary costs and expenses of operating the business of the Debtors, (c) any indebtedness or obligations incurred or assumed by the Debtors, in accordance with section 364, in connection with the conduct of their business or for the acquisition or lease of property or the rendition of services, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 of the Bankruptcy Code, whether arising before or after the Effective Date, and (e) any fees or charges assessed against the estate of the Debtors under section 1930, chapter 123, title 28, United States Code.

         1.2 "Allowed" when used with respect to a Claim shall mean (a) a claim against the Debtors, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing that category of proof of claim (or late-filed with leave of Court), as to which no Objection has been interposed; or (b) if no proof of claim was filed, a Claim that has been or hereafter is listed by the Debtors as liquidated in amount and not disputed or contingent, as to which no Objection has been interposed; or (c) a Claim as to which any Objection has been interposed, to the extent the Objection has been overruled by a Final Order no longer subject to being modified or reversed on reconsideration or appeal.

         1.3 "Avoidance Action" shall mean a cause of action assertable by the Debtors or their successors pursuant to sections 542, 543, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code.

         1.4 "Bankruptcy Code" shall mean Title II of the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code, as applicable to the Chapter 11 Cases and as in effect as of the date hereof or as hereafter amended.

         1.5 "Bankruptcy Court" shall mean the Bankruptcy Court unit of the United States District Court for the Western District of Texas, San Antonio Division, or such other court having jurisdiction over all or any part of the Chapter 11 Cases.

         1.6 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to 28 U.S.C. Section 2075 and, to the extent not inconsistent therewith, the local rules of the Bankruptcy Court, as amended from time to time.

         1.7 "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of San Antonio, State of Texas, are required or authorized to close.

         1.8 "Cash" shall mean and include United States currency on hand, United States currency on deposit in any bank account, and cash equivalents, including but not limited to any check or other similar negotiable instrument denominated in United States currency, shares in any money market or similar fund that are actively traded on any established securities market located within the United States, commercial paper having a maturity of 90 days or less and denominated in United States currency, and any obligation of the United States of America (or any agency or instrumentality thereof) denominated in United States currency.

         1.9 "Chapter 11 Cases" shall mean the cases commenced by the Debtors under the Bankruptcy Code by voluntary chapter 11 petitions filed on the Petition Date.

         1.10 "Claim" shall mean any right to payment from one or more of the Debtors, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, contested, uncontested, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if the breach gives rise to a right of payment from one or more of the Debtors, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, uncontested, secured, or unsecured, or any Derivative Claim.

         1.11 "Class" shall mean a category or group of holders of Claims or Equity Interests as designated pursuant to Article III of this Plan.

         1.12 "Comerica" shall mean Comerica Bank - Texas.

         1.13 "Common Stock" shall mean the shares of common stock, $0.01 par value per share, issued by RGI.

         1.14 "Company" shall mean, collectively, Rio Grande, Inc., Rio Grande Drilling Company, Rio Grande Offshore, Ltd., Rio Grande GulfMex, Ltd., and Rio Grande Desert Oil Company.

         1.15 "Confirmation Date" shall mean the date of entry of the Confirmation Order.

         1.16 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming this Plan.

         1.17 "Contested Claim" shall mean a Claim against one or more of the Debtors, as to which an Objection to all or any part of the Claim is timely interposed.

         1.18 "Contested Claim Amount" with respect to any Contested Claim, shall mean the asserted amount of a Claim that is filed on or before the date designated by the Bankruptcy Court as the last date for filing that category of proof of Claim, which is a Contested Claim, and which has not been Allowed or Disallowed before the Effective Date.

         1.19 "Creditor" shall mean the holder of a Claim.

         1.20 "Creditors Committee" shall mean any Official Committee of Unsecured Creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time pursuant to order of the Bankruptcy Court or determination of the United States Trustee for the Western District of Texas.

         1.21 "Debtors" shall mean Rio Grande, Inc., Rio Grande Drilling Company, Rio Grande Desert Oil Company, Rio Grande Offshore, Ltd., and Rio Grande GulfMex, Ltd.

         1.22 "Debtors in Possession" shall mean the Debtors in their capacities as Debtors-in-possession under section 1101(1) of the Bankruptcy Code.

         1.23 "Derivative Claim" shall mean any Claim for damages by Option Holders or Warrant Holders arising out of cancellation of any right to purchase Common Stock outstanding prior to the Effective Date. Debtors believe that, due to the exercise price of such rights to purchase Common Stock, no Option Holder or Warrant Holder will incur any damages as a result of the cancellation of such rights to purchase Common Stock outstanding prior to the Effective Date.

         1.24 "Desert" shall mean Rio Grande Desert Oil Company.

         1.25 "Deficiency Amount" shall mean the amount by which the total amount of a Secured Claim exceeds the value of the collateral securing the Claim as of the date the determination is made.

         1.26 "Deficiency Claim under the Note" shall mean the deficiency claim of EXCO which, for purposes of this Plan only, shall be waived and shall be deemed to be zero, but may be allowed in an undetermined amount if any party objects to the Class 1 treatment or secured claim amount.

         1.27 "Disallowed," when used with respect to all or any part of a Claim, shall mean the status of that portion of a Contested Claim as to which a Final Order of the Bankruptcy Court is entered sustaining the Objection.

         1.28 "Disclosure Statement" shall mean the Disclosure Statement filed under Bankruptcy Code section 1125 in support of this Plan.

         1.29 "Effective Date" shall mean the first Business Day after which the Confirmation Order is a Final Order.

         1.30 "Employee Agreement" shall mean an employment contract between the Debtors and any of their employees as of either the Petition Date or the Effective Date.

         1.31 "Equity Interests" shall mean the Common Stock and any rights arising out of or related to Common Stock including, without limitation all issued and outstanding unexercised warrants and options to acquire Common Stock.

         1.32 "EXCO" shall mean EXCO Resources, Inc., successor in interest to Comerica.

         1.33 "Final Order" shall mean an order or judgment of the Bankruptcy Court or any other court or adjudicative body of competent jurisdiction: (1) as to which the time to appeal or seek rehearing or petition for certiorari shall have expired and (2) with respect to which there is no stay on its execution or enforcement in effect.

         1.34 "GulfMex" shall mean Rio Grande GulfMex, Ltd.

         1.35 "Indemnification Claims" shall mean the Claims of the Debtors' present and former directors and officers arising out of the Debtors' Indemnification Obligations.

         1.36 "Indemnification Obligations" shall mean the obligations of the Debtors to indemnify their respective present and former directors and officers pursuant to any provisions of the Debtors' charter and/or other organizational documents and/or applicable state law.

         1.37 "Koch" shall mean Koch Exploration Company and/or any affiliates of Koch.

         1.38 "Lien" shall mean any lien, charge, encumbrance, or interest in or against property to secure payment of a debt or enforcement of an obligation.

         1.39 "Note" shall mean that certain secured promissory note dated as of January 15, 1997, payable to the order of Comerica Bank-Texas in the original face amount of $50,000,000.00, the principal balance on such Note currently being $13,127,666.06.

         1.40 "Objection" shall mean an objection to the allowance of a Claim interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court.

         1.41 "Offshore" shall mean Rio Grande Offshore, Ltd.

         1.42 "Option Holders" shall mean the holder of any right issued by the Debtors to purchase Common Stock, other than the Warrant Holders.

         1.43 "Person" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or unit or political subdivision thereof, or any other entity.

         1.44 "Petition Date" shall mean November 12, 1998.

         1.45 "Plan" shall mean this plan of reorganization for the Debtors, as it may be modified from time to time, and all exhibits and schedules thereto.

         1.46 "Plan Ballot Deadline" shall mean the date fixed by the Bankruptcy Court by which the ballot that accompanies this Plan, validly executed by the holder of an Allowed Claim, must be received by the Debtors or its solicitation agent, which date is set forth in the Disclosure Statement.

         1.47 "Plan Documents" shall mean the Restated Charter and such other documents as may be necessary or advisable to effectuate the Plan, which documents will be filed in the Bankruptcy Court not later than the conclusion of the hearing on confirmation of this Plan, unless specifically provided otherwise in this Plan.

         1.48 "Plan Proponents" shall mean the Debtors.

         1.49 "Preferred Stock" shall mean the shares of preferred stock, $0.01 par value per share, issued by RGI.

         1.50 "Preferred Stock Interests" shall mean such interests, rights, and remedies as arise out of or are related to the Certificate of Designation, Preferences and Rights of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock of RGI dated January 15, 1997 designating the Preferred Stock issued by RGI to Koch pursuant to the terms of that certain Preferred Stock Purchase Agreement between Koch and RGI dated January 16, 1997, including, but not limited to, all of the 500,000 shares of Series A Preferred Stock and the 500,000 shares of Series B Preferred Stock issued by RGI to Koch pursuant to the terms thereof, and the 17,500 shares of Series C Preferred Stock subsequently issued by RGI to Koch pursuant to the terms thereof; and any accrued but unpaid dividends relating to the Series A Preferred Stock, the Series B Preferred Stock, an the Series C Preferred Stock.

         1.51 "Priority Non-Tax Claims" shall mean all the Allowed Claims that are unsecured claims entitled to priority, other than Priority Tax Claims and priority claims specified in Sections 507(a)(1), 507(a)(2) and 507(a)(8) of the Bankruptcy Code.

         1.52 "Priority Tax Claim" shall mean a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         1.53 "Pro Rata" shall mean the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims in the Class.

         1.54 "Reorganized Company" shall mean RGI from and after the merger contemplated by this Plan on the Effective Date, as described in Section 7.1 herein below.

         1.55 "Rejected Contracts" shall mean all contracts rejected prior to entry of the Confirmation Order and the contracts of the Debtors listed in a pleading to be filed by the Debtors with the Bankruptcy Court on or before ten
(10) calendar days prior to the hearing date for Confirmation of the Plan.

         1.56 "Rejected Leases" shall mean all leases rejected prior to entry of the Confirmation Order and the leases of the Debtors listed in a pleading to be filed by the Debtors with the Bankruptcy Court on or before ten (10) calendar days prior to the hearing date for Confirmation of the Plan.

         1.57 "Reorganized RGI Common Stock" shall mean the shares of stock of Reorganized RGI as set forth in the Reorganized RGI Certificate of Incorporation which Reorganized RGI will issue pursuant to the terms of the Plan.

         1.58 "Restated Charter" shall mean the amended and restated certificate of incorporation of RGI to be filed with the Secretary of State of Delaware to be effective on the Effective Date, the form of which shall be a Plan Document.

         1.59 "RGD" shall mean Rio Grande Drilling Company.

         1.60 "RGI" shall mean Rio Grande, Inc.

         1.61 "RGI Group" shall mean, collectively, Rio Grande, Inc., Rio Grande Drilling Company, Rio Grande Offshore Ltd., Rio Grande GulfMex, Ltd., and Rio Grande Desert Oil Company.

         1.62 "Secured Claim" shall mean any Claim secured by a valid, perfected, and enforceable Lien on or against property of one or more of Debtors, but only to the extent of the value of the collateral securing the Claim.

         1.63 "Security Instruments" shall mean all documents, instruments, guarantees, security agreements, financing statements, mortgages, deeds of trust, assignments of production, pledge agreements, certificates and agreements executed and delivered in connection with the Note.

         1.64 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal revenue act.

         1.65 "Tax Return" shall mean any consolidated federal income tax return filed by the Debtors or the Reorganized Company.

         1.66 "Unsecured Claim" shall mean a Claim, other than an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, or a Secured Claim.

         1.67 "Voting Agreement" shall mean that certain Voting Agreement effective November 2, 1998 by and among EXCO, Koch, and the Debtors, a copy of which is attached hereto as Exhibit 1 to the Plan.

         1.68 "Warrant Holders" shall mean the holders of any rights to purchase Common Stock pursuant to the Common Stock Purchase Warrants issued by RGI in connection with the Note Purchase Agreement, dated September 27, 1995, by and among RGI, Drilling, and the various purchasers of 11.50% Subordinated Notes, none of which Subordinated Notes remain outstanding at the Petition Date.

         1.69 Interpretation. Unless otherwise specified, all section, article, and exhibit references in this Plan are to the respective section in, article of, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The Exhibits annexed to this Plan and each of the Plan Documents are incorporated into and are part of this Plan as if fully set forth in this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.

                                   ARTICLE II

                             PROVISIONS FOR PAYMENT
                    OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS


         2.1 Allowed Administrative Claims: The holders of Allowed Administrative Claims shall be paid in Cash in full on the Effective Date, or on such other terms as are acceptable to the holders of such Claims, in full satisfaction of their Claims, except to the extent any holder of any such Claim must have its Claim approved by the Court, in which case such Claim shall be paid immediately after such Claim is approved by Final Order, which Final Order is no longer subject to being modified or reversed on reconsideration or appeal. Holders of these Claims are unclassified under the Code and the Debtors will not solicit acceptances of the Plan from holders of these Claims.

         2.2 Priority Tax Claims.

                  (a) Except as set forth in subsection (b) below, the holders of Allowed Priority Tax Claims shall be paid in Cash in full on the later of (i) the Effective Date; (ii) eleven (11) days after the date any such Claim becomes an Allowed Claim; or (iii) on such other terms as are acceptable to the holders of such Claims, in full satisfaction of their Claims.

                  (b) At the option of the Debtors, any holder of an Allowed Priority Tax Claim may receive, in lieu of the cash consideration set forth in subsection (a) above, a promissory note in the principal amount of any such holder's Allowed Priority Tax Claim. Interest shall accrue under the note from and after the Effective Date at the rate of 5% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under section 1129(a)(9)(C) of the Code and shall be paid semiannually in arrears. The principal amount of the note shall be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim.

                  (c) Holders of these Claims are unclassified under the Code and the Debtors will not solicit acceptances of the Plan from holders of these Claims.


                                   ARTICLE III

                            CLASSIFICATION OF CLAIMS


         Claims against the Debtors (other than Administrative and Priority Tax Claims) and Equity Interests are classified as follows:

         3.1   Class 1.  Class 1 shall contain the Allowed Secured Claim of
EXCO.

         3.2 Class 2. Class 2 shall contain all Allowed Secured Claims other than the Allowed Secured Claim of EXCO.

         3.3 Class 3. Class 3 shall contain all the Allowed Claims that are unsecured claims entitled to priority, other than Priority Tax Claims and priority claims specified in ss.ss. 507(a)(1), 507(a)(2) and 507(a)(8) of the Bankruptcy Code.

         3.4 Class 4. Class 4 shall contain any Allowed, Nonpriority, Unsecured Claims not otherwise classified, including the Deficiency Claim under the Note.

         3.5 Class 5. Class 5 shall contain all claims and interests of Koch, including but not limited to the Preferred Stock Interests.

         3.6 Class 6. Class 6 shall contain the Allowed Limited Partnership Interests in GulfMex.

         3.7 Class 7. Class 7 shall contain the Common Stock and any Derivative Claims or other rights or Claims in respect of such Common Stock, and all other Equity Interests, excluding those Equity Interests, if any, classified in Classes 5 or 6.

         3.8 Class 8. Class 8 shall contain any and all claims by and between any of the Debtors.


                                   ARTICLE IV

                      IDENTIFICATION OF IMPAIRED CLASSES OF
                           CLAIMS AND EQUITY INTERESTS


         4.1 Unimpaired Classes of Claims. Classes 2, 3, and 4 are not impaired under this Plan.

         4.2 Impaired Classes of Claims and Equity Interests. With the exception of the Unimpaired Classes specified in Section 4.1 of this Plan, all Classes of Claims and all Equity Interests are impaired under this Plan.

         4.3 Impairment Controversies. If a controversy arises as to whether any Class of Claims or Equity Interests is impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine the controversy.

                                    ARTICLE V

                           PROVISIONS FOR TREATMENT OF
                         CLASSIFIED CLAIMS AND INTERESTS


         5.1 Class 1 - EXCO Secured Claims. The Allowed Secured Claim of EXCO shall be Allowed in full in the amount of $13,127,666.06 plus prepetition interest, and satisfied in full by delivery, on the Effective Date, of all of the Reorganized RGI Common Stock, free and clear of all claims, liens, or encumbrances. Class 1 shall be impaired and entitled to vote with regard to the Plan.

         5.2 Class 2 - Other Secured Claims. Each Holder of an Allowed Secured Claim, other than the Class 1 Claim, shall be paid in Cash in full on the later of (i) the Effective Date; (ii) eleven (11) days after the date any such Claim becomes an Allowed Claim; or (iii) on such other terms as are acceptable to the holder of any such Claim, in full satisfaction of such Claim. The Plan leaves unaltered the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim. Upon payment in full pursuant to the Plan, the lien(s) of any holder of an Allowed Secured Claim shall be extinguished and any holder of an Allowed Secured Claim shall execute such documentation as is reasonably necessary to facilitate the release of its lien(s) against the Debtors or the Debtors' property. This Class is deemed to have accepted the Plan under the provisions of section 1126(f) of the Code and the Debtors will not solicit acceptances of the Plan from this Class.

         5.3 Class 3 - Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim shall be paid in Cash in full on the later of (i) the Effective Date; (ii) eleven (11) days after the date any such Claim becomes an Allowed Claim; or (iii) on such other terms as are acceptable to the holder of any such Claim, in full satisfaction of such Claim. The Plan leaves unaltered the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim. This Class is deemed to have accepted the Plan under the provisions of section 1126(f) of the Code and the Debtors will not solicit acceptances of the Plan from this Class.

         5.4 Class 4 - Other Unsecured Claims. Each Holder of an Allowed Unsecured Claim that is not in any other Class shall be paid in Cash in full on the later of (i) the Effective Date; (ii) eleven (11) days after the date any such Claim becomes an Allowed Claim; or (iii) on such other terms as are acceptable to the holder of any such Claim, in full satisfaction of such Claim. The Plan leaves unaltered the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim. This Class is deemed to have accepted the Plan under the provisions of section 1126(f) of the Code and the Debtors will not solicit acceptances of the Plan from this Class.

         5.5 Class 5 - Claims and Interests of Koch Exploration Company. The Allowed Class 5 claims and interests, including but not limited to all rights to dividends and any other rights associated with the Preferred Stock Interests, shall be cancelled, extinguished and deemed discharged upon distribution of an option to acquire up to 24.5% of the working interest owned by the RGI Group in the Righthand Creek Properties for $698,250 (assuming the full 24.5% is acquired, which amount will be adjusted downward proportionately if Koch exercises its option to acquire less than 24.5%). The option shall remain open for 30 days after the Effective Date of the Plan. If Koch chooses to exercise such option, the effective date of Koch's acquisition of this working interest shall be deemed to be November 1, 1998. Class 5 shall be impaired and entitled to vote with regard to the Plan.

         5.6 Class 6 - Allowed Limited Partnership Interests in GulfMex. If any Interest holder in Class 6 contributes capital (in the form of Cash) in an amount equal to his pro rata share of 20% of the prepetition Claims against GulfMex, then such Interest holder will retain his Interests in GulfMex and the Plan will be deemed to leave unaltered the legal, equitable and contractual rights associated with his limited partnership Interests. Such capital contribution will be due to be paid on the Effective Date to RGI (which will be the new general partner of GulfMex as of the Effective Date). If any Interest holder in Class 6 chooses not to make such a capital contribution, then such Interest holder's Interests will be discharged, extinguished and canceled as of the Effective Date and there will be no distribution of any kind to such Interest holder on account of his limited partnership Interests in GulfMex. Class 6 will be considered impaired and entitled to vote with regard to the Plan.

         5.7 Class 7 - Common Stock. The existing holders of Common Stock shall receive no distribution on account of such interests or claims arising out of such interests and such interests shall be deemed cancelled and extinguished. All options and warrants to purchase Common Stock in RGI shall be cancelled as of the Effective Date. Class 7 shall be deemed to have rejected the Plan under the provisions of section 1126(g) of the Code. The Debtors will not solicit acceptances of the Plan from this Class.

         5.8 Class 8 - Intercompany Claims. All claims between or among the Debtors and any of their affiliates and/or shareholders shall receive nothing on account of such claims and such claims shall be deemed discharged in full. Class 8 shall be deemed to have rejected the Plan under the provisions of section 1126(g) of the Code. The Debtors will not solicit acceptances of the Plan from this Class.

                                   ARTICLE VI

                         ACCEPTANCE OR REJECTION OF PLAN


         6.1 Classes Entitled to Vote. Each Unimpaired Class shall be deemed to have accepted the Plan. Classes 7 and 8 shall be deemed to have rejected the Plan. As a result, only Classes 1, 5 and 6 will be solicited for voting.

         6.2 Class Acceptance Requirement. Whether a Class of Claims or Equity Interests has accepted this Plan shall be determined in accordance with section 1126 of the Bankruptcy Code.

                                   ARTICLE VII

                           MEANS FOR IMPLEMENTATION OF
                             PLAN OF REORGANIZATION


         7.1 Merger. On the Effective Date, RGD, Offshore and Desert shall merge with and into RGI. Upon such merger, the Reorganized RGI will own and have the right to dispose of all of the assets of RGI, RGD, Offshore and Desert, including the 80% general partnership interest in GulfMex that currently belongs to Offshore.

         7.2 Cash Payments on the Effective Date. Payments of Cash to holders of Administrative Claims, Secured Claims other than EXCO, Priority Tax Claims, Priority Non-Tax Claims, and Unsecured Claims as set forth in Article V shall be made on the Effective Date, except as otherwise herein provided.

         7.3 Restated Charter. The Reorganized RGI charter shall be amended and restated as necessary so that, on the Effective Date, the Reorganized RGI Certificate of Incorporation shall comply with section 1123(a)(6) of the Code by, inter alia, providing for restrictions on issuance of nonvoting equity securities.

         7.4 Common Stock and Preferred Stock. At the close of business on the Effective Date of the Plan, the share transfer records of RGI shall be adjusted to reflect the cancellation of all shares of Common Stock and Preferred Stock.

         On the Effective Date, the Debtors shall issue to the holders of Claims in Class 1 the Reorganized RGI Common Stock.

         7.5 Corporate Governance. Until the Effective Date, the Debtors will be managed by, and their Boards of Directors shall consist of, substantially the same personnel that managed, operated and directed the Debtors on the Petition Date, subject to such changes as may be determined by the Boards of Directors of the

Debtors. Except as required by law, the Debtors shall: (a) conduct their businesses in the usual, regular and ordinary course of business in a manner consistent with past practice and sound practice subject to their obligations as debtors-in-possession pursuant to the Code; (b) use their best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others with which they have business relationships; (c) not take any actions inconsistent with this Plan; (d) use their best efforts to satisfy the conditions to the effectiveness of the Plan; and (e) conduct cash management, in the ordinary course of their businesses and in a manner consistent with the Agreed Cash Collateral Order in this Case and the terms of the Plan. The names of the members of the Board of Directors of Reorganized RGI that will serve on and after the Effective Date will be identified in a document to be filed with the Bankruptcy Court as part of the Plan Documents. The new officers of Reorganized RGI that will serve on and after the Effective Date shall also be identified in a document to be filed with the Bankruptcy Court as part of the Plan Documents. EXCO and each of Guy Bob Buschman and Gary Scheele shall have executed the Retention Agreements in substantially the form attached hereto as Exhibits 2 and 3, respectively.

         7.6 Record Date. The record date for purposes of distributions to holders of Claims or Equity Interests under this Plan shall be the close of business on the Confirmation Date.

         7.7 Means of Cash Payment. Cash payments made pursuant to this Plan shall be in United States funds, by check drawn on a domestic bank, or by wire transfer from a domestic bank.

         7.8 Delivery of Distributions.

                  (a) Distributions and deliveries to holders of Allowed Claims shall be made at the addresses set forth on the proofs of claim or proofs of interest filed by the holders (or at the last known addresses of the holders if no proof of claim or proof of interest is filed or if one or more of the Debtors has been notified of a change of address).

                  (b) If any holder's distribution is returned as undeliverable, no further distributions to the holder shall be made unless and until one or more of the Debtors is notified of the holder's then current address, at which time all missed distributions shall be made to the holder without interest.

                  (c) Amounts in respect of undeliverable distributions made by the Debtors shall be returned to the Debtors until the distributions are claimed.

                  (d) All claims for undeliverable distributions shall be made on or before the first anniversary of the Effective Date, after which time all unclaimed property shall be treated under section 347(b) of the Bankruptcy Code, and after which all such Claims against the Debtors or the Reorganized Company shall be discharged and forever barred.

                  (e) All distributions delivered pursuant to the terms of this Plan shall unconditionally vest in the holder of the Claim receiving such distribution.

         7.9 Time Bar to Cash Payments.

                  (a) Checks issued by the Reorganized Company in respect of Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, Secured Claims and Unsecured Claims shall be null and void if not cashed within ninety days of the date of issuance thereof.

                  (b) Requests for reissuance of any check shall be made directly to the Reorganized Company by the holder of the Allowed Claim with respect to which the check originally was issued.

                  (c) Any Claim in respect of such a voided check shall be made on or before the later of the fifth anniversary of the Effective Date or ninety days after the date of issuance of the check, after which time all Claims in respect of void checks shall be discharged and forever barred, and the funds or distributions shall become the property of the Debtors pursuant to section 347(b) of the Bankruptcy Code.

         7.10 Vesting of Assets. As of the Effective Date, all property of the Debtors shall unconditionally vest in the Reorganized Company free and clear of all Claims and interests, including but not limited to Equity Interests, liens, security interests, and/or encumbrances of any nature except as specifically provided in this Plan. All distributions made pursuant to the terms of the Plan shall unconditionally vest in the recipient of such distribution.

         7.11 Effectuating Documents. Prior to the conclusion of the hearing on confirmation of the Plan, the Debtors shall file the Plan Documents with the Bankruptcy Court.

         7.12 Avoidance Actions. Avoidance Actions shall vest in the Reorganized Company and be retained and litigated thereby as deemed appropriate by the Reorganized Company. Notwithstanding an affirmative vote by any Person, the Debtors reserve the right to pursue any Avoidance Action against any Person; provided, however, that no Avoidance Action may be brought or asserted against EXCO or Koch or any of the other Released Parties, as defined in Section 11.1(B) hereinbelow.

         7.13 Effect of Confirmation: Discharge. Except as provided in this Plan, on the Effective Date, the Reorganized RGI shall be discharged from any debt that arose before the Effective Date and any debt of a kind specified in sections 502(g), 502(h) or 502(i) of the Code whether or not: (a) a proof of Claim based on such debt is filed or deemed filed under section 501 of the Code; (b) such Claim is allowed under section 502 of the Code; or (c) the holder of such Claim has accepted the Plan. Except as otherwise expressly provided in this Plan, the discharge of the Debtors granted pursuant to this Plan, and section 1141 of the Code, operates as an injunction against the commencement or continuation of any action, the employment of process, or any other act, to collect, recover or offset any Claim against or debts of the Debtors or their property arising prior to the Effective Date.

         7.14 Exemption from Securities Laws. All notes, instruments, and stock distributed pursuant to the Plan shall be entitled to the benefits and exemptions provided by section 1145 of the Code to the maximum extent allowed by law and equity.

                                  ARTICLE VIII

                       CONDITIONS TO CONSUMMATION OF PLAN


         8.1 Conditions to Confirmation. There shall be conditions to the Confirmation of this Plan, that prior to Confirmation, each of the following conditions shall have been met or waived pursuant to Section 8.3 below:

                  A. That no "Agreement Termination Event" as defined in the Voting Agreement, has occurred.

                  B. That the Confirmation Order shall be in form and substance acceptable to EXCO and Koch.

         8.2 Conditions to Occurrence of Effective Date.

                  A. That no "Agreement Termination Event" as defined in the Voting Agreement, has occurred.

                  B. That the "Conditions to Effectiveness and Implementation" set forth in the Voting Agreement have been met.

                  C. That the Confirmation Order has been issued, at least ten
(10) days have elapsed since the Confirmation Date, and no stay of the Confirmation Order is in effect.

                  D. That the Reorganized RGI Articles of Incorporation shall have been filed with the Delaware Secretary of State, if and to the extent state law so requires.

                  E. EXCO and each of Guy Bob Buschman and Gary Scheele shall have executed the Retention Agreements in substantially the form attached hereto as Exhibits 2 and 3, respectively.

         8.3 Waiver of Conditions. The Debtors, EXCO, and Koch, without Bankruptcy Court approval, may mutually waive all or any portion of any of the conditions to the Confirmation Date described in Section 8.1 and to the Effective Date described in Sections 8.2 (except 8.2.C) of the Plan.

         8.4 Effect of Nonoccurrence of Conditions to the Effective Date. If the Effective Date has not occurred by March 31, 1999, the Plan shall automatically terminate unless the Debtors, with the consent of EXCO and Koch, shall extend the date by which the Effective Date must occur to a date which is not later than ninety (90) days after March 31, 1999.

                                   ARTICLE IX

                                  TREATMENT OF
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES


         9.1 Assumed If Not Rejected. All executory contracts and unexpired leases of the Debtors which have not previously been (a) assumed, (b) rejected, or (c) assumed and assigned by the Debtors, pursuant to an order entered during the Chapter 11 Case, or (d) which are not the subject of a pending motion at the time of the confirmation hearing, or (e) which are not specified as being a Rejected Contract (as herein defined) or Rejected Lease (as herein defined), or otherwise rejected in this Plan shall be deemed assumed under this Plan. Except as set forth in Section 9.2 hereinbelow, each Person who was or is a party to an executory contract or unexpired lease, which was or is rejected pursuant to a separate order entered in the Debtors' Chapter 11 Case or pursuant to this Plan, shall be entitled to file and serve on Debtors' counsel, not later than thirty
(30) days after the entry of the rejecting order (or if rejection occurs pursuant to a specific provision in this Plan, then not later than thirty (30) days after the Confirmation Date), a proof of Claim for damages alleged to have arisen from the rejection of such executory contract or lease. Objections to any such Claim shall be filed within the time limit set forth in Article X herein. All rejection damages Claims shall be Class 4 Claims under this Plan.

         9.2 Employee Agreements. Each prepetition Employee Agreement shall be rejected effective upon the last day of the calendar month in which "substantial consummation" of the Plan occurs (as defined in section 1101 of the Code). Any claims for damages for the breach or termination of such prepetition Employee Agreements shall be disallowed, extinguished, waived, and discharged pursuant to the Plan. Effective upon the first day of the calendar month following "substantial consummation," Guy Bob Buschman and Gary Scheele shall execute 12-month Retention Agreements with EXCO, which agreements shall be substantially in the form attached hereto as Exhibits 2 and 3, respectively.

         9.3 Rejection of Specified Contracts and Leases. Entry of the Confirmation Order shall constitute authorization of the Bankruptcy Court to the Debtors to reject the Rejected Contracts and Rejected Leases, as well as any others specifically rejected pursuant to the terms of this Plan.

         9.4 Assumption of Contracts and Leases. Entry of the Confirmation Order shall constitute authorization of the Bankruptcy Court to the Debtors to assume any contracts and leases deemed assumed pursuant to Section 9.1, as of the Effective Date.

         9.5 Bar to Rejection Damages. If the rejection and termination of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to the contracts or leases, a Claim for the damages, shall be forever barred and shall not be enforceable against the Debtors, their successors, or their properties unless a proof of claim is filed with the Bankruptcy Court and served upon one or more of the Debtors or the Reorganized Company within the time frames set forth in Section 9.1 hereinabove.

         9.6 Bar to "Cure" Claims. Any claims, including claims for actual pecuniary loss arising from a default in an executory contract or unexpired lease assumed by the Debtors must be evidenced by a proof of claim filed by the bar date specified in Section 10.1, or, if applicable, a request for payment of administrative expense claim, filed by the bar date specified in Section 10.4, and such claims shall be forever barred and shall not be enforceable against the Debtors, their successors, or their properties unless a proof of claim or request for payment of claim or administrative expense is timely filed with the Bankruptcy Court and served upon one or more of the Debtors or the Reorganized Company.

                                    ARTICLE X

                      PROCEDURES FOR RESOLVING AND TREATING
                                CONTESTED CLAIMS


         10.1 Objection Deadline. The bar date or deadline for the filing of proofs of claim in this case was set by the Court as January 11, 1999. Notwithstanding an affirmative vote, no provision of this Plan or principal of law or equity, shall be a bar to an objection to any Claim, provided, however, as soon as practicable, but in no event later than sixty (60) calendar days following the Confirmation Date, the Reorganized Company shall file Objections to Claims with the Bankruptcy Court and serve copies of the Objections in accordance with Bankruptcy Rule 3007. This Section 10.1 shall not limit the Reorganized Company's right to object to Claims, if any, filed or amended more than sixty (60) days after the Confirmation Date.

         10.2 Prosecution of Objections. The Reorganized Company shall litigate to judgment, settle, or withdraw Objections to Contested Claims.

         10.3 No Distributions Pending Allowance. Notwithstanding any other provision of this Plan, no payments or distributions shall be made to the holder of a Contested Claim to which an Objection has been interposed or with regard to which Debtors anticipates interposing an Objection unless and until the Contested Claim has been Allowed.

         10.4 Time for Filing Administrative Claims. Administrative Claims against the Debtors must be filed no later than thirty (30) calendar days after the entry of the Confirmation Order or they shall be deemed to be forever barred and waived.

         10.5 Time for Filing of Reimbursement Claims. Claims seeking reimbursement and/or approval of fees and expenses incurred by members of the Creditors Committee, EXCO or any other holder of a Secured Claim must be filed no later than thirty (30) calendar days after the entry of the Confirmation Order or they shall be deemed to be forever barred and waived.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS


         11.1 Limitations of Liability / Releases.

                  A. Limitation of Liability. None of the Debtors, Reorganized RGI, EXCO, Koch, nor any of their respective officers, directors, employees, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, agents, representatives, guarantors, sureties, insurers, members, nor any professional Persons employed by any of them (collectively the "Exculpated Persons"), shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan. The Exculpated Persons shall have no liability to any Creditors or Equity Security holders for actions taken under the Plan, in connection therewith or with respect thereto in good faith, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions precedent to Confirmation or to the occurrence of the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any holder of a Claim, holder of an Interest, other party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan, or the operation of the business of the RGI Group, except for gross negligence or willful misconduct, and in all respects such persons will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  B. Releases. As of the Effective Date, in accordance with the terms of the Voting Agreement, Reorganized RGI, on its own behalf and as representative of the Debtors' estates, and each of the signatories to the Voting Agreement shall, in consideration of services rendered in the Case and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, release unconditionally, and is hereby deemed to release unconditionally, each of the Debtors' present and former officers, directors, employees, subsidiaries, affiliates, predecessors, successors, assigns, agents, representatives, guarantors, sureties, insurers, and their respective professional advisers, and the entities that elected the directors to the extent they are or may be liable for the actions or inactions of such directors, as well as EXCO, Koch, and each of their present and former officers, directors, employees, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, agents, representatives, guarantors, sureties, insurers, members, and their respective professional advisers, and the entities that elected the directors to the extent they are or may be liable for the actions or inactions of such directors (collectively, the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Case, or the Plan (collectively, the "Released Matters"); provided, however, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior. The foregoing release will be effective when the distributions required to occur on the Effective Date have been made by the Reorganized RGI.

                  C. The Confirmation Order shall contain a permanent injunction to effectuate the limitations of liability and releases granted in Sections 11.1(A) and (B) of the Plan.

         11.2 Compliance with Tax Requirements. In connection with this Plan, the Reorganized Company shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to the withholding and reporting requirements.

         11.3 Compliance with All Applicable Laws. If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of the governmental authority relating to its business, the Reorganized Company shall comply with the law, rule, regulation, or order; provided, however, that nothing contained herein shall require such compliance if the legality or applicability of the requirement is being contested in good faith in appropriate proceedings and, if appropriate, for which an adequate reserve has been set aside on the books of the Reorganized Company.

         11.4 Setoffs. Except as otherwise provided in this Plan, the Reorganized Company may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of the Claim, claims of any nature whatsoever the estate may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Company of any Claim that the estate may have against the holder; provided, however, the Reorganized Company will not seek to set off any obligation that is not yet due.

         11.5 Maintenance of Causes of Action. Subject to Sections 7.12 and 11.1 herein, from and after the Effective Date, the Reorganized Company may litigate any Avoidance Action or any other causes of action, rights to payments, or claims that belong to the estate, that may be pending on the Effective Date or timely instituted by the Reorganized Company after the Effective Date. Notwithstanding an affirmative vote by any Person, the Debtors reserve the right to pursue any Avoidance Action against any Person, right to payment or claim, subject to Sections 7.12 and 11.1 herein.

         11.6 Request for Cramdown under Section 1129(b) of the Bankruptcy Code. This Plan shall be deemed a request for cramdown under section 1129(b) of the Bankruptcy Code if any Class or Classes entitled to vote do not accept this Plan under section 1126 of the Bankruptcy Code.


                                   ARTICLE XII

                              CONSUMMATION OF PLAN


         12.1 Retention of Jurisdiction. The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Cases for the following purposes, except to the extent the Bankruptcy Court elects to retain concurrent jurisdiction or decides to relinquish jurisdiction:

                  (a) To determine any and all required applications for allowances of compensation and reimbursement of expenses and any other fees and expenses incurred prior to the Effective Date and authorized to be paid or reimbursed under the Bankruptcy Code or this Plan;

                  (b) To determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which one or more of the Debtors is a party or with respect to which one or more of the Debtors may be liable, and to hear and determine, and if need be to liquidate, any and all claims arising therefrom;

                  (c) To determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date;

                  (d) To consider any modifications of this Plan, remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

                  (e) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of this Plan or any person's obligations under this Plan;

                  (f) To issue such orders in aid of execution of this Plan to the extent authorized by section 1142 of the Bankruptcy Code; and

                  (g) To allow or disallow any Objections to Claims and, to the extent authorized by the Bankruptcy Code, to liquidate any Claim.

                  (h) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with this Plan or the Confirmation Order.

         12.2 Substantial Consummation. Substantial Consummation shall be deemed to have occurred upon delivery of distributions due on the Effective Date to holders of Allowed Claims as of the Effective Date.

         12.3 Modification of Plan. Modifications of this Plan (including the Plan Documents) may be proposed in writing by the Debtors at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. This Plan may be modified at any time after confirmation and before its substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant the modification. If a modification is determined by the Bankruptcy Court to materially and adversely affect a particular class, a resolicitation of that Class will be required pursuant to section 1127 of the Bankruptcy Code. A holder of a Claim or Equity Interest that has accepted or rejected this Plan shall be deemed to have accepted or rejected this Plan as modified, unless, within the time fixed by the Bankruptcy Court, the holder changes its previous acceptance or rejection.

         12.4 Inconsistencies. In the event that there is any inconsistency between the Plan and the Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern.

         12.5 U. S. Trustee Fees. The Debtors will comply with Public Law
104-99.

Dated:  San Antonio, Texas, January 25, 1999.

                                  Respectfully submitted,

                                  RIO GRANDE, INC.


                                  By: /s/ GUY R. BUSCHMAN
                                     ----------------------------------------
                                     Guy R. Buschman, President

                                  RIO GRANDE DRILLING COMPANY


                                  By: /s/ GUY R. BUSCHMAN
                                     ----------------------------------------
                                     Guy R. Buschman, President

                                  RIO GRANDE DESERT OIL COMPANY


                                  By: /s/ GUY R. BUSCHMAN
                                     ----------------------------------------
                                     Guy R. Buschman, President

                                  RIO GRANDE OFFSHORE, LTD.

                                  By: RIO GRANDE DRILLING COMPANY,
                                      General Partner


                                      By: /s/ GUY R. BUSCHMAN
                                         ------------------------------------

                                  RIO GRANDE GULFMEX, LTD.

                                  By: RIO GRANDE OFFSHORE, LTD.,
                                      General Partner

                                      By: RIO GRANDE DRILLING
                                          COMPANY, General Partner


                                          By: /s/ GUY R. BUSCHMAN
                                             --------------------------------